FOR RELEASE:                                                                                                June 14, 2010

Contacts:               John A.B. “Andy” Davies, Jr.
President and CEO
(757) 217-1000

RONALD A. DAY NAMED PRESIDENT AND CHIEF OPERATING OFFICER OF BANK OF HAMPTON ROADS

Proven track record in sales, strategy and operations at
leading regional consumer and commercial banks

Norfolk, Virginia, June 14, 2010:  Hampton Roads Bankshares, Inc. (the “Company,” NASDAQ:  HMPR), the holding company for Bank of Hampton Roads and Shore Bank, today announced that Ronald A. Day was named President and Chief Operating Officer of Bank of Hampton Roads (the “Bank”).  Day joins the Bank with over twenty years of broad experience in consumer and commercial banking at leading regional consumer and commercial banks and a proven track record in sales, strategy and operations.

John A.B. “Andy” Davies, Jr., the Company’s President and Chief Executive Officer, said “Ron is an exceptionally talented banker as well as an accomplished and respected leader. I have known Ron for 12 years and am proud that he has assumed this key leadership role for the Company as we work to realize the full potential of the outstanding Bank of Hampton Roads franchise.”

        Day said, “I am proud to join this team of outstanding banking professionals and appreciate the confidence placed in me by Andy, our investors and the Board as I lead the

execution of our new plan.   I look forward to building upon our customers’ trust – putting their needs first in everything that we do – as we strive to be the premier regional community bank in all our market areas.”

Day served in a variety of positions from 1993 to 2009 with RBC Bank (“RBC”) a fully-integrated financial services firm with $30 billion in assets, 440 branches and 5,500 employees across six southeastern states.  Most recently, Day was Executive Vice President – Sales, Strategy and Development of RBC and Chairman and CEO of RBC Card Bank Georgia, NA, a national credit card bank with $150 million in assets and 200,000 active customers.  From 2005 to 2008, Day was Chief Operating Officer and Chief Administrative Officer of RBC, as well as Chairman and CEO of RBC Centura Card Bank of Georgia.  He also served as President of RBC’s Georgia banking operations for three years.  From 1993 to 1998, Day was Regional Market Manager and Corporate Officer for Centura Bank. He began his career as Commercial Manager and Corporate Banking Officer at NCNB National Bank and Nations Bank, predecessors to Bank of America.

Day earned a B.S. in Business Administration at the University of North Carolina at Chapel Hill, and he currently serves as a member of the University’s Board of Visitors.  He is also active in a number of civic organizations in Raleigh, including serving on the Boards of Directors of the Triangle United Way, Teach For America – Eastern North Carolina, and Passage Home of Raleigh, as well as the Advisory Board for the Business School at Meredith College and the Board of Governors for the Downtown Raleigh Capital City Club.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements,” including statements regarding our ability to become the premier regional community bank in all of our market areas.  There can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by the forward-looking statements.  Many factors could cause actual events or results to differ significantly from those described or implied in the forward-looking statements including, but not limited to, levels of unemployment and underemployment in our market areas and overall economic conditions.  For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and other filings with the Securities and Exchange Commission.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are the Bank, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, the Bank operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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